Exhibit 2

EXECUTION VERSION

VOTING AGREEMENT

DATED AS OF OCTOBER 2, 2013

AMONG

ANCHORAGE ILLIQUID OPPORTUNITIES OFFSHORE MASTER III, L.P.

ANCHORAGE ILLIQUID OPPORTUNITIES III (B), L.P.

AIO III AIV, L.P.

AND

CORBIN OPPORTUNITY FUND, L.P.

O-CAP PARTNERS, L.P.

O-CAP OFFSHORE MASTER FUND, L.P.

AND

CALVIN A. WALLEN, III

Table of Contents

		Page
ARTICLE I
CERTAIN DEFINITIONS

Section 1.01	Certain Definitions	1

ARTICLE II
VOTING

Section 2.01	Voting	3
Section 2.02	Binding Effect	3
Section 2.03	Proxies	4

ARTICLE III
MISCELLANEOUS

Section 3.01	Termination	4
Section 3.02	Notices	4
Section 3.03	No Third Party Beneficiaries	5
Section 3.04	Governing Law	5
Section 3.05	Waiver of Jury Trial	6
Section 3.06	Specific Performance	6
Section 3.07	Counterparts	6
Section 3.08	Entire Agreement	6
Section 3.09	Assignment	6
Section 3.10	Amendment	7
Section 3.11	Severability	7
Section 3.12	Interpretation	7
Section 3.13	Construction	8

Exhibit A:	Form of Adherence Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into on October 2, 2013, by and among Anchorage Illiquid Opportunities Offshore Master III, L.P., a Cayman Islands exempted limited partnership, Anchorage Illiquid Opportunities III (B), L.P., a Delaware limited partnership and AIO III AIV, L.P., a Delaware limited partnership (collectively, “Anchorage”), and Corbin Opportunity Fund, L.P., a Delaware limited partnership, O-CAP Partners, L.P., a Delaware limited partnership and O-CAP Offshore Master Fund, L.P., a Cayman Islands limited partnership (collectively, “O-Cap” and, together with Anchorage, the “Investors”) and Calvin A. Wallen, III (the “Major Shareholder” and, together with the Investors, the “Parties”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (a) AIO III CE, L.P., a Cayman Islands limited partnership and an Affiliate of Anchorage, and O-Cap (together, the “Purchasers”) are purchasing from the Company certain senior secured notes of the Company pursuant to a Note Purchase Agreement, dated as of the date hereof, by and among Cubic Energy, Inc., a Texas corporation (the “Company”), the Purchasers and other parties thereto and (b) the Investors are purchasing from the Company certain Warrants to purchase shares of the common stock, par value $0.05 per share, of the Company (the “Common Stock”) and certain shares of Series C Voting Preferred Stock, par value $0.01 per share, of the Company, pursuant to a Warrant and Preferred Stock Agreement, dated as of the date hereof (the “Warrant Agreement”), between the Company and the Investors (such purchases of senior secured notes and Warrants, the “Investment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Investors and the Company are entering into an Investment Agreement, dated as of the date hereof (the “Investment Agreement”); and

WHEREAS, in connection with the Investment, the Parties desire to enter into this Agreement in order to set forth their agreements and understandings with respect to the voting of shares of Voting Securities held by them and related matters;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01                             Certain Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Investment Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided that Anchorage Capital Group, L.L.C., Corbin Capital Partners Management, LLC and O-CAP Capital Management, L.P. and any of their respective employees, partners, officers, directors, funds or affiliates shall not be deemed Affiliates of the Company or any of its subsidiaries for all purposes hereunder.  For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Anchorage” has the meaning set forth in the preamble.

“Annual Limit” means (i) with respect to the period from the date hereof to December 31, 2013, 0.75% of the total shares of Voting Securities beneficially owned by the Major Shareholder as of the date hereof and (ii) with respect to calendar year 2014 and any subsequent calendar year, 3.0% of the total shares of Voting Securities beneficially owned by the Major Shareholder as of January 1 of such year.

“Beneficial owner” (and the related terms “beneficially owned,” “beneficial owner” and “beneficial ownership”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Full Physical Settlement” shall have the meaning ascribed to it in the Warrant Agreement.

“Fully Diluted Basis” shall have the meaning ascribed to it in the Warrant Agreement.

“Investment” has the meaning set forth in the recitals.

“Investment Agreement” has the meaning set forth in the recitals.

“Investors” has the meaning set forth in the preamble.

“Major Shareholder” has the meaning set forth in the preamble.

“O-Cap” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Proxy” has the meaning set forth in Section 2.03.

“Purchasers” has the meaning set forth in the preamble.

“Transaction Documents” means this Agreement, the Investment Agreement, the Warrant Agreement and other Related Agreements (as defined in the Investment Agreement).

“Voting Securities” means the Common Stock and any other securities of the Company of any kind or class having power generally to vote in the election of directors.

“Warrants” shall have the meaning ascribed to it in the Warrant Agreement.

“Warrant Agreement” has the meaning set forth in the recitals.

ARTICLE II
VOTING

Section 2.01                             Voting.  Each Party hereby agrees that, at any annual or special meeting of shareholders of the Company (however called), and any adjournment thereof, and in any written action by consent of shareholders of the Company, such Party shall vote or cause to be voted Voting Securities beneficially owned by such Party (to the extent such shares have the right to vote thereon):

(a)                                 to cause the election to the Board of all nominees for Investor Designated Directors that are duly nominated by the Investors pursuant to the terms of the Investment Agreement;

(b)                                 to cause the removal from the Board of any Investor Designated Director in the event the Investors request such Investor Designated Director’s removal;

(c)                                  to cause the election to the Board of any replacement Investor Designated Director that is duly nominated by the Investors pursuant to the terms of the Investment Agreement;

(d)                                 to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for issuance upon the exercise (on a Full Physical Settlement basis) of all of the Warrants outstanding at any given time;

(e)                                  to ensure that the provisions of the Certificate of Formation and the By-Laws (and similar organizational documents of any subsidiary of the Company) are adhered to and do not, at any time, facilitate transactions that are in conflict with the provisions of the Investment Agreement or any other Transaction Document;

(f)                                   in favor of any Sale of the Company or the Redemption, to the extent requested by the Investors pursuant to the terms of the Investment Agreement; and

(g)                                  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Investment Agreement or any other Transaction Document.

Section 2.02                             Binding Effect.  Each Party hereby agrees and acknowledges that this Agreement constitutes a valid and binding voting agreement made in accordance with the Texas Business Organizations Code and has been noted conspicuously on any Voting Securities held by such Party or that this Agreement constitutes written notice from the Company thereof.

Each Party agrees that it shall not withdraw, contest, challenge or seek to withdraw, contest or challenge the validity or effectiveness of this Agreement.

Section 2.03                             Proxies.  Subject to the last two sentences of this Section 2.03, the Major Shareholder hereby irrevocably appoints each of Anchorage Capital Group, L.L.C. and O-CAP Capital Management, L.P., or any of their designees (each, a “Proxy”), with full power of substitution, as the Major Shareholder’s agent, attorney and proxy to vote (or cause to be voted) all shares of Voting Securities that are beneficially owned by the Major Shareholder and are entitled to vote, with respect to the matters set forth in Section 2.01.  This proxy is perpetual and irrevocable and coupled with an interest and is granted in consideration of the Investors entering into the Investment Agreement and the other Transaction Documents and consummating the Investment.  In the event that the Major Shareholder fails for any reason to vote the shares of Voting Securities it beneficially owns in accordance with the requirements of Section 2.01, then a Proxy shall have the right to vote such shares in accordance with the provisions of this Section 2.03.  The vote of such Proxy shall control in any conflict between the vote by such Proxy of such shares and a vote by the Major Shareholder of such shares.

ARTICLE III
MISCELLANEOUS

Section 3.01                             Termination.  This Agreement shall terminate, except for this Article III (other than the provisions of Section 3.09), which shall survive such termination, (a) upon the written agreement to that effect, signed by all Parties or (b) if at any time the Investors’ Aggregate Ownership Percentage is less than the Minimum Aggregate Ownership Percentage (as those terms are defined in the Investment Agreement).

Section 3.02                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 3.02):

If to the Investors (as applicable):

If to Anchorage:

Anchorage Capital Group, L.L.C.
610 Broadway, 6th Floor
New York, NY 10012
Attention: Jessica Fainman

If to Corbin Opportunity Fund, L.P.:

Corbin Capital Partners Management, LLC
590 Madison Avenue, 31st Floor
New York, NY 10022

Attention:  Daniel Friedman

If to O-CAP Partners, L.P. or O-CAP Offshore Master Fund, L.P.:

O-CAP Advisors, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022
Attention: Lloyd Jagai

In each case, with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Fax:  (212) 558-3588
Attention:  Robert S. Risoleo

Ari B. Blaut

If to the Major Shareholder:

Calvin A. Wallen

9870 Plano Road

Dallas, TX 75201

Fax: (972) 681-9687

With a copy to:

Dentons US LLP

2000 McKinney Ave, Suite 1900

Dallas, TX 75201

Fax: (214) 259-0910

Section 3.03                             No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.04                             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.  The Parties hereby (a) submit to the jurisdiction of any New York state or federal court, in each case sitting in the Borough of Manhattan, for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 3.05                             Waiver of Jury Trial.  Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 3.05.

Section 3.06                             Specific Performance.  The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 3.07                             Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.08                             Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

Section 3.09                             Assignment; Transfer.  (a) This Agreement shall not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the sole discretion of any Party) and any such assignment or attempted assignment without such consent shall be void; provided that each Investor may assign any or all of its rights under this Agreement to one or more of its Affiliates which purchase or hold any Warrants or shares of Common Stock; provided, further, that no such assignment shall relieve such Investor of any of its obligations hereunder and all Warrants and shares of Common Stock held by any Affiliate of such Investor shall be deemed to be held by such Investor for all purposes under this Agreement. Any Affiliate of an Investor that holds or acquires any Warrants or shares of Common Stock shall be subject to the obligations of such Investor hereunder and all Warrants and shares of Common Stock owned by such Investor and its Affiliates shall be aggregated and considered to be owned by such Investor for all purposes hereunder.

(b)  No shares of Voting Securities beneficially owned by the Major Shareholder may be transferred to any Person unless (i) the Major Shareholder shall, prior to the effectiveness of such transfer, furnish to each Investor written notice of the name and address of such transferee and the shares of Voting Securities that are proposed to be transferred, and (ii) such transferee shall, concurrently with and as a condition to the effectiveness of such transfer, become a party to this Agreement by executing an Adherence Agreement substantially in the form of Exhibit A hereto for the benefit of all Parties; provided that the Major Shareholder may transfer shares of Voting Securities beneficially owned by him, without complying with the requirements of clause (ii) of this Section 3.09(b), (A) to a Person that is already a party to this Agreement; provided that the shares so transferred will be subject to this Agreement, (B) to a Person if, following the transfer to such Person, the Major Shareholder continues to beneficially own, at all times during the term of this Agreement, all shares of Voting Securities so transferred, and (C) to any other Person or Persons in an aggregate amount not to exceed the Annual Limit in any calendar year (or, in the case of calendar year 2013, the period from the date hereof to December 31, 2013); provided, further, that, notwithstanding the foregoing, the Major Shareholder may not transfer any shares of Voting Securities beneficially owned by him unless, following such proposed transfer, the shares of Voting Securities beneficially owned by him and subject to this Agreement, taken together with the aggregate shares of Voting Securities beneficially owned by the Investors at such time, shall represent at least 65% of the total shares of Voting Securities on a Fully Diluted Basis at such time.  Any transfer or attempted transfer by the Major Shareholder in violation of the requirements set forth in the immediately preceding sentence shall be void.

Section 3.10                             Amendment; Waiver.  This Agreement may not be amended or modified, nor may any provision hereof be waived other than by a written instrument signed by the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.11                             Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.12                             Interpretation.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 3.13                             Construction.  Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any controversy, claim or dispute relating to, in connection with or involving this Agreement.  Accordingly, the Parties hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the Party who drafted such language.

[signature pages follow]

IN WITNESS WHEREOF, each Party has signed this Agreement, or caused this Agreement to be signed on its behalf, on the date first above written.

ANCHORAGE ILLIQUID OPPORTUNITIES OFFSHORE MASTER III, L.P.

By:	Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Michael Aglialoro
	Name:	Michael Aglialoro
	Title:	Executive Vice President

ANCHORAGE ILLIQUID OPPORTUNITIES III (B), L.P.

By:	Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Michael Aglialoro
	Name:	Michael Aglialoro
	Title:	Executive Vice President

2

AIO III AIV, L.P.

By:	Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Michael Aglialoro
	Name:	Michael Aglialoro
	Title:	Executive Vice President

3

CORBIN OPPORTUNITY FUND, L.P.

By:	Corbin Capital Partners Management, LLC,
Its General Partner

By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel

4

O-CAP PARTNERS, L.P.

By:	O-CAP Advisors, LLC, Its
General Partner

By:	/s/ Jared Sturdivant
	Name:	Jared Sturdivant
	Title:	Manager

O-CAP OFFSHORE MASTER FUND, L.P.

By:	O-CAP Advisors, LLC, Its
General Partner

By:	/s/ Jared Sturdivant
	Name:	Jared Sturdivant
	Title:	Manager

THE MAJOR SHAREHOLDER

/s/ Calvin A. Wallen, III
Calvin A. Wallen, III

2

EXHIBIT A

FORM OF ADHERENCE AGREEMENT

This Adherence Agreement (this “Adherence Agreement”) is executed on                                       , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement, dated as of October 2, 2013 (as may be amended from time to time, the “Voting Agreement”), by and among Anchorage Illiquid Opportunities Offshore Master III, L.P., a Delaware limited partnership, Anchorage Illiquid Opportunities III (B), L.P., a Delaware limited partnership and AIO III AIV LP, a Delaware limited partnership (collectively, “Anchorage”), and Corbin Opportunity Fund, L.P., a Delaware limited partnership, O-CAP Partners, L.P., a Delaware limited partnership and O-CAP Offshore Master Fund, L.P., a Cayman Islands limited partnership (collectively, “O-Cap” and, together with Anchorage, the “Investors”) and Calvin A. Wallen, III.  Capitalized terms used but not defined in this Adherence Agreement shall have the respective meanings ascribed to them in the Voting Agreement.  By the execution of this Adherence Agreement, the Holder agrees as follows:

1.             Acknowledgement.  The Holder acknowledges that the Holder is acquiring certain shares of Voting Securities (the “Stock”) in accordance with Section 3.09 of the Voting Agreement, as a transferee of such shares of Voting Securities from a party in such party’s capacity as the Major Shareholder bound by the Voting Agreement.

2.             Agreement.  The Holder hereby (a) agrees that the Stock shall be bound by and subject to the terms of the Voting Agreement and (b) adopts the Voting Agreement with the same force and effect as if the Holder were originally the Major Shareholder thereunder for all purposes of the Voting Agreement.

3.             Notice.  Any notice required or permitted by the Voting Agreement shall be given to the Holder at the address or facsimile number listed below the Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

Anchorage Illiquid Opportunities
By:	Offshore Master III, L.P.
Name:
Title:	By:	Anchorage Capital Group, L.L.C.,
its Investment Manager
Address:
By:
Name:
Title:
Facsimile Number:

Anchorage Illiquid Opportunities III (B), L.P.

	By:	Anchorage Capital Group, L.L.C.
its Investment Manager

By:
Name:
Title:

AIO III AIV, L.P.

	By:	Anchorage Capital Group, L.L.C.,
its Investment Manager

By:
Name:
Title:

Corbin Opportunity Fund, L.P.

	By:	Corbin Capital Partnership
Management, LLC, its General Partner

By
Name:
Title:

O-CAP Partners, L.P.

By:	O-CAP Advisors, LLC, its General Partner

By
Name:
Title:

O-CAP Offshore Master Fund, L.P.

By:	O-CAP Advisors, LLC, its General Partner

By
Name:
Title:

Calvin A. Wallen, III